EXHIBIT 10.2

PAYMENT AND RELEASE AGREEMENT
(Randy A. Foutch)

This Payment and Release Agreement (the “Agreement”) entered into by and between Laredo Petroleum, Inc. (“Laredo”) and you, Randy A. Foutch, shall become effective on the eighth (8th) day following your execution of this Agreement if not earlier revoked by you (the “Effective Date”).

WHEREAS, Laredo and you wish to arrange for your amicable departure as an employee from Laredo, for which you served since its founding in 2006, and which benefitted from your more than 40 years of distinguished service in the exploration and production business.

NOW, THEREFORE, in consideration of the payments, mutual promises and agreements contained herein, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties voluntarily agree as follows:

1.    Separation from Employment. Your employment as the Chief Executive Officer of Laredo (the “CEO”) shall cease, effective as of October 1, 2019 (the “Separation Date”).

2.    Consideration for Signing. In exchange for your execution and delivery of this Agreement without revocation, Laredo will make the payments and contributions listed on Schedule “A” to this Agreement (the “Payment Amount”). In order to receive the Payment Amount you must (i) sign and return this Agreement to Laredo and (ii) not revoke the Agreement within the seven (7) days immediately following your execution of the Agreement. You may not sign the Agreement, and Laredo will not accept your signed Agreement, until the Separation Date. Laredo agrees that it will not revoke this Agreement prior to the Separation Date. The Payment Amount will be paid in accordance with Schedule “A” to this Agreement following your unrevoked execution and delivery of this Agreement to Laredo. The Payment Amount will be subject to normal deductions, including applicable taxes and Social Security payments. Any non-cash portion of the Payment Amount will be reported to the taxing authorities in a manner recommended by Laredo’s tax advisors. By signing this Agreement, you acknowledge that the Payment Amount is of value to you and is a benefit to which you are not otherwise entitled.

3.    Additional Pay and Benefits.

(a) You will receive the following payments on Laredo’s next regular payday following the Separation Date, or such later date as permitted by law: (i) compensation for all hours worked through the Separation Date, and (ii) 100% of any roll-over from a previous year and accrued, unused vacation hours on a pro-rata basis according to the number of months worked during the current year. You will receive the payments and benefits described in this Subparagraph 3(a) and a cash payment at such time as other Company employees are paid with respect to your short-term incentive performance (“STIP”) award for fiscal year 2019, based on actual performance of Laredo and prorated based on the portion of Laredo’s fiscal year 2019 elapsed as of the Separation Date (the “2019 STIP Award”), even if you choose not to sign this Agreement or if you sign and revoke this Agreement according to its terms.

(b)    By signing this Agreement, (i) you are agreeing that, other than pay for hours worked since your last pay period and any accrued but unused vacation that you may be entitled under Laredo’s policies, you have been paid all compensation due to you as a result of your employment as CEO, and (ii) you acknowledge that you will not receive any benefits or payments from Laredo in connection with your cessation of employment as CEO other than the payments described in this Paragraph 3 and the payments described in Paragraph 2 above. By signing this Agreement, you do not release or discharge any right to any vested, deferred benefit in any qualified employee benefit plan which provides for retirement, pension, savings, thrift and/or employee stock ownership or any benefit due you as a participant in any employee health and welfare plan, as such terms are used under ERISA (as defined below), which is maintained by Laredo. If eligible, you will receive information permitting you to continue certain health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

For the avoidance of doubt, effective as of the Separation Date, other than (i) provided under Paragraphs 2 and 3(a) of this Agreement, (ii) your 2019 STIP Award and (iii) the cash compensation, in an amount of $250,000 based on your service on the Board of Directors of Laredo (the “Board”) until the 2020 annual meeting of the stockholders of Laredo, at which point you will not stand for reelection to the Board, any unvested restricted stock, performance unit, stock option awards or other equity, equity-based or cash incentive awards held or awarded to you shall be forfeited and cancelled for no consideration under applicable plans and programs. Nothing contained in this Agreement (or related correspondence) shall be interpreted to amend such plans or programs and shall not create additional rights under such plans or programs.

4.    Waiver, Release of Claims and Covenant Not to Sue. By signing this Agreement, you are agreeing that the Payment Amount is adequate consideration for the release of the claims described in this Agreement. You are further covenanting, agreeing, representing and warranting that you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim described herein or any portion thereof or interest therein and acknowledge that this Agreement shall be binding upon you and upon your heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of each of the Released Parties (as defined below), and to their heirs, administrators, representatives, executors, successors, and assigns. You hereby agree to release Laredo and each of its past and present affiliated entities, parent companies, subsidiary companies, joint ventures, predecessors, successors, assigns and the shareholders, officers, directors, partners, agents, employees, insurers, heirs and attorneys of such entities or individuals (collectively, with Laredo, the “Released Parties”) from any and all known and unknown existing or potential claims, rights, liabilities, torts, damages, injuries, and causes of action which arise directly or indirectly from any acts, conduct, agreements or occurrences that you may have arising from or related to your employment with Laredo or in connection with your separation from Laredo and/or other claims against Laredo arising prior to the date of this Agreement. By releasing claims, you are giving up your opportunity to file a lawsuit or seek a trial by jury with respect to claims you may have against Laredo and the Released Parties.

This release extends to but is not limited to claims you may have for breach of contract, wrongful discharge, constructive wrongful discharge, breach of the implied covenant of good faith and fair dealing, negligence, breach of fiduciary duty, intentional or negligent infliction of emotional distress, fraud, misrepresentation, defamation, violation of the right of privacy, loss of consortium, intentional or negligent interference with prospective economic advantage, intentional or negligent interference with contract, negligent retention, personal injury, any tort, injunctive relief, and attorneys’ fees and any alleged violation of:

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Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991, as amended, any and all claims arising under state laws related to civil rights or discrimination, The Civil Rights Act of 1866, 1870, and 1871, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code; all of which prohibit discrimination based upon race, color, national origin, religion, or sex.

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The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which protects certain employee benefits (except that the parties agree that by signing this Agreement, you do not waive rights under any claim for benefits that was or may have been filed prior to your execution of this Agreement);

•	The Immigration Reform and Control Act;

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The Americans with Disabilities Act of 1990, as amended (including by the Americans with Disabilities Act Amendments Act of 2008) and The Rehabilitation Act of 1973, which prohibit discrimination against the disabled;

•	The Workers Adjustment and Retraining Notification Act, which requires advance notice to be given of certain workforce reductions;

•	The Fair Credit Reporting Act, which controls the use of certain information obtained from third parties;

•	The Occupational Safety and Health Act of 1970, 29 United States Code § 651 et seq., which regulates workplace safety;

•	The Family and Medical Leave Act, which requires that employers grant leaves of absence under certain circumstances;

•	The Age Discrimination in Employment Act of 1967, as amended, which prohibits discrimination based upon age;

•	The Older Workers Benefit Protection Act (the “OWBPA”);

•	Any claim under the regulations of the Office of Federal Contract Compliance Programs (41 Code of Federal Regulations § 60 et seq.);

•	The Fair Labor Standards Act, 29 United States Code § 201 et seq., which regulates wages and hours;

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The National Labor Relations Act, 29 United States Code § 151 et seq., which protects the right of employees to organize and bargain collectively with their employer and to engage in other protected, concerted activity;

•	The Equal Pay Act, which prohibits pay discrimination based upon gender; and

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To the extent California law may apply to this Agreement, you hereby expressly waive the provisions of Section 1542 of the California Civil Code, which states: “a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You are also waiving and releasing:

•	any claim for wages or benefits not otherwise provided for in this Agreement;

•	any claim for wrongful discharge for refusal to commit an act prohibited by law or public policy;

•	any claim for intolerable working conditions or for any other reason; any claim pursuant to state or federal laws protecting against “retaliation” or “whistle-blowing”;

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any claim arising: (1) by reason of your employment with Laredo as CEO or the cessation of your employment as CEO or the circumstances related to such cessation; or (2) by reason of any other matter, cause or thing whatsoever, from the first date of employment to the Separation Date of this Agreement;

•	any claim arising under the labor codes of the state in which you work and reside;

•	any claims for violation of the civil rights and fair employment laws of all states;

•	any claims arising under the family and medical leave laws of the state in which you work or reside; and

•	all claims that may lawfully be released.

Notwithstanding the foregoing, you and Laredo agree that this release does not apply to any claims you may have for workers’ compensation benefits, unemployment insurance or as provided by state law as well as any other claims that cannot lawfully be released. This Agreement does not release or discharge any claim or rights which might arise out of Laredo’s actions after the Separation Date or with respect to Laredo’s obligations under this Agreement.

This release, however, does not waive any rights or claims that may arise after you sign this Agreement. You agree not to sue or join in any suit against Laredo for any claim relating to or arising out of your employment or your separation from employment with Laredo; provided, however, that nothing will preclude you from (a) bringing a lawsuit or proceeding against the Laredo to enforce Laredo’s obligations under this Agreement or to challenge the enforceability of the release under the OWBPA, (b) filing a complaint with, providing information to or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body or (c) filing any claims that are not permitted to be waived or released under applicable law. However, you waive your right to receive any relief (legal or equitable) based on any charge, complaint or lawsuit against Laredo filed by you or anyone else on your behalf.

5.    Release of Claims Related to Age.

(a)The ADEA. The Age Discrimination in Employment Act of 1967 (“ADEA”) is a federal statute prohibiting discrimination on the basis of age in connection with employment, benefits and benefit plans. Your signature on this Agreement is your acknowledgement that you understand you are waiving, releasing and forever giving up any claims under the ADEA, as well as all other claims that you may have against the Released Parties at the time you sign this Agreement.

(b)Opportunity to Consider Agreement and Consult Counsel. You are advised to consult with an attorney prior to signing this Agreement. By signing this Agreement you hereby acknowledge, understand and affirm that:

•This Agreement is a binding legal document;

•	You are voluntarily signing and entering into this Agreement without reservation after having given the matter full and careful consideration;

•	You have considered the advice of your advisors in reaching the decision to execute this Agreement;

•	You have been advised to consult with an attorney before signing this Agreement;

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You have been provided twenty-one (21) days during which you may consider whether to sign this Agreement. If you elect to sign this Agreement before the end of the twenty-one (21) day review period, you do so knowingly, willingly and on the advice of counsel, with full understanding that you are waiving a statutory right to consider this Agreement for the entire twenty-one (21) days; and

•	You warrant that after careful review and study of this Agreement, you understand that the terms set forth herein are those actually agreed upon.

(c)    Revocation Period. You acknowledge and understand that you have seven (7) days from your execution (which shall not occur prior to the Separation Date) in which to revoke or rescind this Agreement by delivering a signed and dated notice of revocation to Mark Denny, Senior Vice President & General Counsel, at Laredo Petroleum, Inc., 15 West 6th Street, Suite 900 Tulsa, Oklahoma 74119. After the expiration of such seven (7) day period, this Agreement will become effective and enforceable.

6.     Confidential Information; Corporate Opportunities, Restrictive Covenants, and Statements Concerning Released Parties.

(a)Confidential Information and Corporate Opportunities. You acknowledge that you will continue as a member of the Board through the 2020 annual meeting of the stockholders of Laredo, and, in this capacity, you will continue to have access to Laredo’s confidential and proprietary information. You shall keep confidential the existence of this Agreement, its terms, contents, conditions, proceedings and negotiations, and you will make no statements (public or private) or representations relating to the Agreement, except to your attorney or tax advisor, your spouse, or as may otherwise be allowed or required by law. You further acknowledge your continuing obligation to maintain confidentiality of Released Parties’ confidential and proprietary information and you shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Released Parties any confidential information regarding the employees, business methods, business strategies and plans, policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Released Parties, or any other confidential information relating to or dealing with the business operations, employees or activities of Released Parties, made or will be made known to you or learned or will be learned or acquired or will be acquired by you while employed by Laredo or while acting as a member of the Board. For example, you agree that Laredo’s non-public exploration and production plans, progress and results are confidential, including but not limited to Laredo’s exploration and development in the following counties within the State of Texas: Howard, Glasscock and Reagan. As an officer of Laredo until the Separation Date and member of the Board, you developed and became aware of Laredo’s corporate opportunities. You agree that Laredo’s corporate opportunities are part of its confidential information, which you agree to keep confidential.

(b)Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of confidential information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency; provided, that, the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to promptly provide written notice of any such order to a Laredo officer. Notwithstanding any other provision of this Agreement, you acknowledge that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation against a Released Party for reporting a suspected violation of law, you may disclose such Released Party’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

(c)Restrictive Covenants. You agree that you shall not, without the prior written approval of Board, which approval shall not be unreasonably withheld, for yourself or on behalf of or in conjunction with any other person or entity of whatever nature, for a period of twenty-four (24) months following the Separation Date:

i.
you will not be a partner, employee, consultant, officer or agent of or to any business that competes with Laredo in the exploration, development and production of crude oil and natural gas within the following counties in the State of Texas: Howard, Glasscock and Reagan; provided, however, nothing in this Subparagraph 6(c)(i) is intended or will be interpreted to preclude you from serving as a member of the board of directors of (x) any company or business or (y) a professional organization such as the National Petroleum Council or The Association of International Petroleum Negotiators, any of which companies, businesses or organizations in clauses (x) or (y) above may have activities or a focus in any of the three such named counties in Texas; and

ii.	you will not approach or entice or endeavor to entice any employee or consultant of Laredo to terminate his or her employment or contract for services with Laredo;

Notwithstanding the foregoing, the above-referenced limitations in Subparagraph 6(c)(i) shall not apply within the State of Oklahoma and shall in all respects be interpreted, enforced and governed under the law of the State of Texas without reference to the conflicts of laws provisions. With respect to Subparagraph 6(c)(i), the parties agree that Laredo has substantial assets and employees in the State of Texas and that you have been significantly involved in the management and development of Laredo’s assets in the State of Texas.

(d)    Non-Disparagement. You hereby agree to refrain from making any statement about Laredo and/or the Released Parties that could harm or cause such entities or individuals to be portrayed in a false light or be interpreted as detrimental or harmful to their interests.

(e)    Remedies. By signing this Agreement you are affirming that you understand and agree that this Paragraph 6 and all its subparts is a separate agreement, the breach of which will constitute a material breach of this Agreement. If you breach any of the terms of this Paragraph 6, Laredo shall have the right to recover all costs and expenses, including reasonable attorney’s fees incurred in enforcing its terms and/or recovering damages as a result of any breach.

(f)    Pre-Execution Actions. You further represent to Laredo that you have not engaged in the prohibited activity described above up to and including the date you execute this Agreement.

7.    Cooperation. To the extent reasonably requested by Laredo you agree to cooperate in connection with matters arising out of your employment with Laredo; provided, that, Laredo shall make reasonable efforts to minimize disruption of your other activities. Laredo agrees to reimburse you for reasonable preapproved expenses incurred in connection with such cooperation and, to the extent that Laredo requests that you spend substantial time on such matters, Laredo shall compensate you at an hourly rate calculated using your base pay rate as of the Separation Date.

8.    Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, the provision shall be deemed modified to the extent necessary to render it valid or inapplicable to given circumstances, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application or had not been included herein, as the case may be.

9.    No Admission of Liability. Both you and Laredo agree that the payment of the amounts set forth in this Agreement do not constitute an admission of liability or violation of any applicable law, contract provision or any rule or regulation.

10.    Employment Inquiries. Laredo’s or the Released Parties’ refusal or failure to respond to future inquiries concerning your employment with Laredo shall not be the basis of any claim by you against Laredo or the Released Parties.

11.    Entire Agreement; Indemnification. You agree that this Agreement is the only and the complete agreement between you and Laredo concerning your cessation of employment as CEO, and that Laredo has made no other representations or promises concerning your employment as CEO and/or your cessation of employment as CEO. Further, to the extent any prior statements or representations were made concerning your employment as CEO and/or your cessation of employment as CEO, they are hereby integrated into this Agreement and any contrary statements are superseded by this Agreement. Provided, (i) any indemnification rights and obligations that exist between the parties as of the Separation Date are not abrogated by the terms of this Agreement; and (ii) any prior policies or agreements concerning or the confidentiality of certain or all of Laredo’s information shall remain in full force and effect for all time, and any reference in this Agreement to confidential information is intended to supplement and not to supersede any prior policy or agreement.

12.    Waiver. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing, shall be deemed to constitute a continuing waiver or any other breach or default or of any other right or remedy, unless such waiver is expressed in writing signed by the party to be bound. Furthermore, the failure of a party to exercise any right shall not be deemed a waiver of such future right or rights.

13.    Remedies. Laredo shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that it may have for a breach of this Agreement.

14.    Interpretation under State Law. Except as provided in Subparagraph 6(c)(i), which shall apply the laws of the State of Texas, this Agreement shall be construed under the laws of the State of Oklahoma and shall in all respects be interpreted, enforced and governed under the law of said State without reference to the conflicts of laws provisions. Any litigation involving Subparagraph 6(c)(i) or the facts or matters described therein shall be commenced only in a court of competent jurisdiction in Midland County, Texas, and the parties hereby waive personal jurisdiction and any objections to venue. Any litigation concerning any other provision of this Agreement or the facts or matters described herein shall be brought only in a court of competent jurisdiction in Tulsa County, Oklahoma, and the parties hereby waive personal jurisdiction and any objections to venue.

15.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, Laredo makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that you may incur on account of non-compliance with Section 409A.

YOU HEREBY STATE THAT YOU HAVE CAREFULLY READ THIS DOCUMENT AND KNOW AND UNDERSTAND THE CONTENTS HEREOF AND THAT YOU ARE SIGNING THIS AGREEMENT AS YOUR OWN FREE ACT AND DEED. UNLESS OTHERWISE REVOKED AS PROVIDED HEREIN, THE PROVISIONS OF THIS AGREEMENT SHALL BE EFFECTIVE ON THE EIGHTH (8TH) DAY FOLLOWING THE DATE ON WHICH YOU EXECUTE THE AGREEMENT.

Laredo Petroleum, Inc.

By: /s/ Jason Pigott

Title: President & CEO
Date: October 1, 2019

Randy A. Foutch
Signature: /s/ Randy A. Foutch

Date: October 1, 2019

SCHEDULE “A”
(Agreement, Paragraph 2)

PAYMENT AMOUNT

Payment of the Founder’s Bonus and Supplemental COBRA Premium Contributions are subject to the unrevoked execution of the Payment and Release Agreement.

Founder’s Bonus
Payment of an amount equal to $5.85 million, subject to withholding as required by law, which shall be made as soon as administratively feasible, but no sooner than eight (8) days or later than fifteen (15) days following your unrevoked execution and delivery of the Payment and Release Agreement to Laredo.

Supplemental COBRA Premium Contributions	Subject to COBRA Eligibility and Timely Election: 18 months of Employer contributions beyond October 1, 2019. The value of Laredo’s premium contribution is dependent upon your coverage election.